Contacts:

Michael Earley	Al Palombo
Metropolitan Health Networks	Cameron Associates
Chairman & Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 245-8800 Ext. 209
mearley@metcare.com	al@cameronassoc.com

METROPOLITAN HEALTH NETWORKS NAMES JOSE A. GUETHON, MD, MBA AS PRESIDENT AND CHIEF OPERATING OFFICER

WEST PALM BEACH, FL, September 3, 2008 - Metropolitan Health Networks, Inc. (“Metropolitan”) (AMEX:MDF) a provider of high quality, comprehensive healthcare services to patients in South and Central Florida, today announced the promotion of Jose A. Guethon, M.D., the company’s current President of its provider service network (PSN), to the position of President and Chief Operating Officer.

Commenting on the appointment, Michael Earley, Chairman and Chief Executive Officer of Metropolitan Heath Networks stated: “Since his arrival at Metropolitan in 2001, Joe has demonstrated his dedication and capacity as a team leader in the execution of his duties in several senior level positions with our company. Throughout, he has been instrumental in the successful development and management of our clinical operations and has displayed a strong commitment to the success of Metropolitan. With over 15 years of clinical and administrative healthcare experience, his combination of medical knowledge, industry expertise, and business acumen make him the ideal candidate for this position. Today’s announcement is a reflection of the confidence that our board of directors and I have in his abilities and is in keeping with Metropolitan’s commitment for future growth. We look forward to the continuing positive contributions Joe will make in moving our organization forward.”

During Guethon’s tenure at Metropolitan he has operated in the capacity of Medical Director and Staff Physician, Senior Vice President of Utilization and Quality Improvement, and Chief Medical Officer of the company’s recently sold HMO. These roles have culminated in his current position as President of the company’s PSN, where he is responsible for the management and clinical operations of a network of over 400 primary care physicians, today covering approximately 33,000 managed care lives. As President and Chief Operating Officer, Guethon with be responsible for the management of all operations of the company and will report directly to the Chief Executive Officer, Michael Earley.

Prior to his tenure with Metropolitan, Guethon served as Regional Medical Director for JSA Healthcare Corporation where he was responsible for clinical operations, utilization management, business development, physician recruitment, and performance management. From 1997 to 2001 he occupied several senior executive roles at Humana, Inc., most recently serving as Medical Director in the Orlando market overseeing the execution and integration of medical management activities and quality improvement programs. Guethon also operated his own private practice from 1991 to 1996.

“I am proud to be part of a determined management team that is dedicated to the success of Metropolitan Health Networks. It is an exciting time for our company as 2008 has seen significant business developments that have clearly planted the seeds of potential for our future. I am eager to bring my experience to bear and assume my new role and responsibilities as we continue our progress. The recent successful completion of the sale of our HMO to our long term partner, Humana, has resulted in the expansion of our relationship with them and an opportunity for growth that Metropolitan has never experienced before. With the continued stewardship and execution of our strategic plan, I am confident of our ability to capitalize on the opportunities that lie ahead,” stated Guethon.

Guethon graduated cum laude with a B.S. from the University of Miami in 1983. He earned his M.D. at the University of South Florida College of Medicine in Tampa, Florida and in 1996, earned an M.B.A. from Tampa College. He is a member of the American Academy of Family Practice and Florida Academy of Family Practice.

About Metropolitan Health Networks

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at http://www.metcare.com.

####